Exhibit 99.1

FOR IMMEDIATE RELEASE

Lincoln Financial Group Repays U.S. Treasury Investment in Full

PHILADELPHIA, June 30, 2010 – Lincoln Financial Group (NYSE: LNC) today announced that it has repurchased all of the preferred shares issued to the U.S. Treasury under its Capital Purchase Program (CPP). The company used the proceeds of recent equity and debt offerings and available resources to fund the repayment.

“CPP was an important bridge program to help stabilize the U.S. financial markets through a very challenging time. Gaining access to the program for life insurers was an industry effort, and Treasury’s investments in participating companies were repaid within 12 months with attractive returns for taxpayers,” said Dennis R. Glass, president and CEO of Lincoln Financial. “We always viewed CPP as a temporary cushion to be returned as soon as market conditions warranted, and we are pleased to repay the funds sooner than originally anticipated.”

About Lincoln Financial Group
Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $146 billion as of March 31, 2010. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; and comprehensive financial planning and advisory services. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

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Contacts:	Jim Sjoreen	Ayele Ajavon
	484 583-1420	484 583-1632
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com